Exhibit 99.1

Acer Therapeutics and Opexa Therapeutics Sign Merger Agreement

-Merger to create a pre-NDA-stage, NASDAQ-listed, pharmaceutical company focused on the development and commercialization of therapies for serious rare diseases with critical unmet medical need-

-Concurrent financing of $15.7 million from Acer investor syndicate-

-Acer plans to file a NDA for its lead product, EDSIVO™, for the treatment of vascular Ehlers-Danlos Syndrome (vEDS) in the first half of 2018-

July 3, 2017

CAMBRIDGE, MA and THE WOODLANDS, TX – Opexa Therapeutics, Inc. (Nasdaq: OPXA) (“Opexa”) and Acer Therapeutics Inc. (“Acer”), a privately-held pharmaceutical company, today announced that they have entered into a definitive merger agreement under which the stockholders of Acer (including investors in a financing that will close concurrently with the merger) are currently estimated to become holders of approximately 88.8% of Opexa’s outstanding common stock on a pro forma basis, with current Opexa shareholders expected to own the remaining 11.2%. The proposed merger remains subject to certain conditions, including approval by Opexa’s shareholders and Acer’s stockholders.

In conjunction with the proposed merger, an investor syndicate led by TVM Capital Life Sciences and comprised of existing Acer investors and new investors has committed to invest approximately $15.7 million in Acer (including through a conversion of approximately $5.7 million in outstanding convertible notes) immediately prior to closing of the proposed merger.

“Acer’s goal is to become a leading pharmaceutical company that acquires, develops and commercializes therapies for the treatment of patients with serious rare diseases with critical unmet medical need,” said Chris Schelling, Chief Executive Officer and founder of Acer. “We have committed significant resources to rapidly advance our lead candidate EDSIVO™, a potential life-saving therapy for patients with vEDS. We believe that the proceeds from the concurrent financing will allow us to advance EDSIVO™ through NDA submission with the FDA in the first half of 2018. As a public company, we look forward to engaging with a broader pool of investors as we seek to advance and expand our pipeline and make multiple products available to patients over the next several years.”

Neil K. Warma, Opexa’s President and Chief Executive Officer added, “We have chosen to combine with Acer following an extensive review of strategic alternatives. Acer’s lead asset, EDSIVO™, could be on the market within the next two years. This factor, together with Acer’s strategic vision, pipeline, the recently secured financing and Acer’s strong management team, provides Opexa shareholders with an opportunity for growth in the value of their shares.”

About the Proposed Merger

Existing stockholders of Acer, as well as investors in Acer’s concurrent financing, will receive newly issued shares of Opexa common stock in connection with the proposed merger. On a pro forma basis for the combined company, following the closing of the proposed merger, (a) current Opexa shareholders are expected to own approximately 11.2%, (b) current Acer stockholders are expected to own approximately 63.8% (excluding shares issued to them in the concurrent financing), and (c) the investors participating in the concurrent financing are expected to own approximately 25% (excluding shares previously held by them).

The proposed merger has been unanimously approved by the boards of directors of both companies, and a majority of Acer’s stockholders have agreed to vote in favor of the transaction. The proposed merger is expected to close during the third quarter of 2017, subject to the approval of the stockholders of Acer and the shareholders of Opexa and other customary closing conditions. The merger agreement contains further details with respect to the proposed merger. If the transaction is consummated, Opexa’s name will be changed to Acer Therapeutics Inc., and Opexa intends to apply to change its ticker symbol on the NASDAQ Capital Market to “ACER.”

The directors and the sole executive officer of Opexa will resign from their positions with Opexa upon the closing of the proposed merger, and the combined company will be under the leadership of Acer’s current executive management team with Chris Schelling serving as President and Chief Executive Officer. Following the closing of the proposed merger, the board of directors of the combined company is expected to consist of 7 members, all of whom will be designated by Acer. The corporate headquarters will be located in Cambridge, Massachusetts.

Piper Jaffray & Co. is acting as placement agent for Acer in the concurrent financing. Pillsbury Winthrop Shaw Pittman LLP served as legal counsel to Opexa and Foley Hoag LLP served as legal counsel to Acer.

About Acer Therapeutics Inc.

Acer, headquartered in Cambridge, MA, is a pharmaceutical company that acquires, develops and intends to commercialize therapies for patients with serious rare diseases with critical unmet medical need. Acer’s late-stage clinical pipeline includes two candidates for severe genetic disorders for which there are few or no FDA-approved treatments: EDSIVO™ (celiprolol) for vEDS, and ACER-001 (a fully taste-masked, immediate release formulation of sodium phenylbutyrate) for urea cycle disorders (UCD) and Maple Syrup Urine Disease (MSUD). There are no FDA-approved drugs for vEDS and MSUD and limited options for UCD, which collectively impact more than 4,000 patients in the United States. Acer’s products have clinical proof-of-concept and mechanistic differentiation, and Acer intends to seek approval for them in the U.S. by using the regulatory pathway established under section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act, or FFDCA, that allows an applicant to rely for approval at least in part on third-party data, which is expected to expedite the preparation, submission, and approval of a marketing application.

For more information, visit www.acertx.com.

About Opexa Therapeutics, Inc.

Opexa Therapeutics is a biopharmaceutical company that has historically focused on developing personalized immunotherapies with the potential to treat major illnesses, including multiple sclerosis as well as other autoimmune diseases such as neuromyelitis optica. These therapies are based on Opexa’s proprietary T-cell technology.

Safe Harbor Statement

Additional Information about the Proposed Merger and Where to Find It

In connection with the proposed merger, Opexa and Acer intend to file relevant materials with the Securities and Exchange Commission, or the SEC, including a registration statement on Form S-4 that will contain a proxy statement / prospectus / information statement. Investors and securityholders of Opexa and Acer are urged to read these materials when they become available because they will contain important information about Opexa, Acer and the proposed merger. The proxy statement / prospectus / information statement and other relevant materials (when they become available), and any other documents filed by Opexa with the SEC, may be obtained free of charge at the SEC web site at www.sec.gov. In addition, investors and securityholders may obtain free copies of the documents filed with the SEC by Opexa by directing a written request to: Opexa Therapeutics, Inc., 2635 Technology Forest Blvd., The Woodlands, TX 77381, Attention: Investor Relations. Investors and securityholders are urged to read the proxy statement / prospectus /

information statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities in connection with the proposed merger shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

Opexa and its directors and sole executive officer and Acer and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Opexa in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed merger will be included in the proxy statement / prospectus / information statement referred to above. Additional information regarding the directors and the sole executive officer of Opexa is also included in Opexa’s Annual Report on Form 10-K for the year ended December 31, 2016 and the proxy statement for Opexa’s 2016 Annual Meeting of Shareholders. These documents are available free of charge at the SEC’s web site (www.sec.gov) and from Investor Relations at Opexa at the address described above.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the structure, timing and completion of the proposed merger or financing; Opexa’s continued listing on the NASDAQ Capital Market until closing of the proposed merger; the combined company’s listing on the NASDAQ Capital Market after closing of the proposed merger; expectations regarding the capitalization, resources and ownership structure of the combined company; the potential for Edsivo™ (celiprolol) and ACER-001 to safely and effectively target diseases; the adequacy of the combined company’s capital to support its future operations and its ability to successfully initiate and complete clinical trials; the nature, strategy and focus of the combined company; the development and commercial potential of any product candidates of the combined company; the executive and board structure of the combined company; and expectations regarding voting by Opexa’s shareholders and Acer’s stockholders. Opexa and/or Acer may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, risks and uncertainties associated with securityholder approval of and the ability to consummate the proposed merger through the process being conducted by Opexa and Acer, the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources of the combined company to meet its business objectives and operational requirements, the fact that the results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by Acer’s intellectual property, risks related to the drug discovery and the regulatory approval process and the impact of competitive products and technological changes. Opexa and Acer each disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

Acer Investor Contact:

Harry Palmin

Tel: (844) 902-6100

hpalmin@acertx.com

Opexa Investor Contact:

Neil K. Warma

Tel: (281) 881-6527

nwarma@opexatherapeutics.com